Alico to Include JD Alexander on Board of Directors Slate

LaBelle, FL, August 23, 2007 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced that it has considered a request from Atlantic Blue Group, Inc. (Atlanticblue), which owns 50.6% of the Company’s outstanding voting shares, that JD Alexander be included as one of Alico’s nominees for its Board of Directors at the next Annual Meeting of Shareholders. Atlanticblue did not request that the size of the Company’s Board of Directors or the number of Atlanticblue-related directors be increased.  The Company noted that JD Alexander has previously served on the Company’s Board, was a Vice President of the Company and the manager of its citrus division for 10 years. He then became a Florida State Representative and later a Florida State Senator and has extensive business, agricultural and governmental experience.  JD Alexander is the current Chairman and Chief Executive Officer of Atlanticblue and is the son of John R. Alexander, the Chairman and Chief Executive Officer of Alico.  After reviewing the request and evaluating the credentials of JD Alexander, the Nominating and Governance Committee of the Board of Directors determined that the request is reasonable and appropriate and voted to recommend to the Company’s Board that it include JD Alexander on the Company’s slate of nominated directors in the proxy materials for the 2007 Annual Meeting of Shareholders, which will be held January 18, 2008.  Other nominee recommendations will be decided in accordance with the Nominating Committee’s procedures prior to the mailing of the Company’s proxy materials for the meeting.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 137,000 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural and non-agricultural operations. Alico's mission is to grow its earnings and asset values through its agricultural and real estate activities to produce superior long term returns for its shareholders.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements and involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.